Exhibit 10.25

CYTODYN INC.

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into effective February 21, 2014 (the “Effective Date”), by and between CytoDyn Inc., a Colorado corporation (the “Company”), and Denis R. Burger, Ph.D., an individual (“Consultant”).

WHEREAS, Consultant has served as an outside director of the Company’s Board of Directors (the “Board”) since February 7, 2014;

WHEREAS, Consultant has over 25 years of experience managing scientific, operational, financial, and executive responsibilities in the biotech industry; and

WHEREAS, the Company wishes to retain Consultant to advise the Company’s executive management team (the “Team”) and Consultant has agreed to be available for that purpose.

NOW, THEREFORE, in consideration of the material promises set forth herein and for other good and valuable consideration, the parties agree as follows:

1. Engagement. The Company hereby engages Consultant, and Consultant hereby accepts engagement, as an independent consultant to the Company upon the terms and conditions set forth in this Agreement. The Company and Consultant acknowledge and agree that Consultant is an independent contractor under this Agreement and will not be an agent or employee of the Company and will have no authority to bind the Company.

2. Services. During the term of this Agreement, Consultant will personally provide the following services to the Team (the “Services”).

(a) Advising on all matters related to the Company including, but not limited to, the research, development, and clinical studies relating to PRO 140 and other proprietary compounds;

(b) Attending weekly meetings with the Team at the principal office of the Company or any other location and at a time mutually agreed to by Consultant and the Team;

(c) Attending periodic meetings or telephone conference calls with the Chairman of the Board (the “Chairman”) at a time and location mutually agreed to by the Chairman and Consultant;

(d) Upon reasonable request from the Team or Chairman, preparing reports, analyses and other written products to advise the Team of scientific, operational, or financial matters related to the Company; and

(e) Reporting to the Board on the decisions and progress of the Team.

3. Term. The term of this Agreement commences on the Effective Date and will end on the earliest to occur of the following events:

(a) the death of Consultant;

(b) 10 days after CytoDyn receives written notice to terminate this Agreement from Consultant or Consultant receives written notice of termination from the Chairman; or

(c) Consultant ceasing to be a member of the Board.

Notwithstanding any termination of this Agreement, the provisions of Sections 7, 8 and 9 hereof will survive indefinitely.

4. Payments to Consultant. Consultant’s compensation hereunder will be as follows:

(a) Monthly Fee. Consultant will receive as compensation hereunder monthly payments of $5,000, in cash, payable on or before the 15th day of each month, beginning with the first full month during the term of this Agreement.

(b) Expenses. Consultant will be entitled to be reimbursed for travel and related expenses that are pre-approved by the Chairman in writing; provided that Consultant complies with the Company’s then-current policies regarding such reimbursement. Requests for reimbursement of any authorized expenses will be accompanied by receipts or other appropriate documentation deemed acceptable by the Company’s Chief Financial Officer to substantiate the charges in question.

(c) Invoices; Payment. Unless otherwise agreed by the Company in writing, payment of all authorized expenses will be due on the 15th day of the month following the month in which the invoice is received.

(d) No Benefits. Recognizing that Consultant is an independent contractor, Consultant and the Company agree that the Company will not be responsible for any medical, retirement or other benefits for Consultant, or for the withholding, collection, determination or payment of any tax or other imposition on the amounts due to Consultant hereunder, including, without limitation, unemployment, payroll, social security or workers’ compensation withholdings.

5. Resignation from Board Committees. Consultant hereby resigns from membership on the Board’s Compensation Committee and Nominating and Governance Committee as of the Effective Date.

6. Confidential Information and Trade Secret Definitions. For purposes of this Agreement, “Confidential Information” is any nonpublic knowledge or information including Trade Secret information, whether or not such is specifically identified as confidential or as a trade secret in any oral or written communication, which specifically relates to the Company’s business and finances or the Company’s affiliates, consultants, clients, vendors, distributors, and others with whom the Company plans to do, does, or has in the past done business, which the Company deems to be confidential and proprietary, including the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, invention (whether or not such is patentable), unpublished patent application, idea, concept, compilation, presentation, study, analysis, program, device, method, technique, improvement, or any business, regulatory, market or financial information, or listing of names, addresses or telephone numbers, regardless of when and by whom such information was developed or acquired, and regardless of whether any of these are described in writing or fixed in tangible form, or are copyrightable, considered copyrightable, patentable or considered patentable. Confidential Information also specifically includes information or knowledge received by the Company from others, including its consultants, vendors, clients and affiliates, which the Company has an obligation to treat as confidential and also includes any confidential information generated or acquired by Consultant while retained by the Company.

For purposes of this Agreement, a “Trade Secret” includes any Confidential Information that: (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from their disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

7. Restrictions on Use and Disclosure. Consultant will not, during the term of this Agreement or at any time thereafter, disclose, distribute, or publish or cause to be disclosed, distributed, or published in whole or in part any Confidential Information or Trade Secrets, to any person, firm, corporation, association, or any other operation or entity, except to employees, consultants, vendors, or agents of the Company who are authorized by the Company to receive such information and then, only on behalf of the Company and only to the extent necessary in order for Consultant to perform faithfully his duties pursuant to this Agreement. Consultant further agrees that he will not at any time reproduce or permit the reproduction of any Confidential Information or Trade Secrets, except on behalf of the Company and then only to the extent necessary in order for Consultant to perform his job duties and responsibilities. Consultant will take all reasonable care to avoid the unauthorized use, disclosure, publication, distribution, or reproduction of any Confidential Information or Trade Secrets. Further, Consultant will not, during the term of this Agreement or at any time thereafter, use for his own benefit or the benefit of any other person, firm, corporation, association or other entity, or misappropriate, or participate or assist in the misappropriation of any Confidential Information or Trade Secrets, whether for his own benefit, or the benefit of any other person, firm, corporation, association or other entity. Consultant agrees that upon the Company’s request or instruction, Consultant will immediately either return to the Company or destroy all Confidential Information and Trade Secrets in Consultant’s possession or control, as well as all related notes, records, memoranda, correspondence, files and other papers, and all copies or duplication (whether in writing, electronic, or digital format).

8. Work Product.

(a) Ownership by Company. All reports, inventions, concepts, processes, methods, know-how, documentation, improvements, technology, information, data, products and other results which Consultant may discover, conceive of, create, reduce to practice, author, develop, make, or deliver to the Company, either alone or with others, in connection with

Services hereunder (the “Work Product”), together with any Trade Secret or Confidential Information related thereto, shall be owned by and belong exclusively to the Company. To the extent applicable, all Work Product shall constitute “works made for hire” by or for the Company and the Company shall be the “author” of all Work Product under applicable copyright laws. Consultant hereby assigns and conveys to the Company any and all rights, title, interests and claims which Consultant has or may have to the Work Product and all Trade Secrets or Confidential Information related thereto. Consultant will not contest the Company’s ownership of the Work Product, and Consultant agrees to fully cooperate and execute all instruments and documents including, but not limited to, assignments, reasonably requested by the Company to confirm, evidence or perfect its rights to the Work Product. Consultant hereby waives any moral rights that Consultant may have in the Work Product.

(b) Infringement. Consultant warrants that: (a) the Work Product will not knowingly infringe any patent, trademark, copyright, trade secret or other rights of any third party; and (b) to the best of Consultant’s knowledge, title to the Work Product will pass to the Company free and clear of all claims, liens and interests of any third party.

9. Diversion of Business. Consultant will not, during the period of this Agreement, or at any time thereafter, either for Consultant, or on behalf of any other person, firm, corporation or other operation or entity, directly or indirectly;

(a) Business. Divert or attempt to divert from the Company or any of its affiliates any business whatsoever by influencing or attempting to influence, or soliciting or attempting to solicit, any of the customers or strategic partners of the Company or any of the Company’s affiliates with whom Consultant may have communicated at any time; or

(b) Employees and Affiliates. Divert or attempt to divert from the Company or any of its affiliates any person employed by the Company or acting on behalf of or as a representative of the Company or any of its affiliates by influencing or attempting to influence such person to leave the Company’s employment or to work for or on behalf of any other business.

10. Remedies. Consultant recognizes that a breach of any of the restrictive covenants set forth in Sections 7, 8 and 9 hereof will cause irreparable harm to the Company and that actual damages may be difficult to ascertain and in any event may be inadequate. Accordingly, Consultant agrees that in the event of any such breach, the Company will be entitled, without the posting of bond or other security, to injunctive relief in addition to such other legal or equitable remedies as may be available.

11. Compliance with Laws. In performance of the Services, Consultant will comply with all laws, rules, regulations, applicable to Consultant and the Services, and will comply with all applicable provisions of the Company’s Code of Business Conduct and Insider Trading Policy.

12. Miscellaneous.

(a) Notices. Notices under this Agreement will be in writing and will be delivered in person, by registered or certified mail, by overnight courier, by facsimile transmission, or by other similar means to the recipient’s address set forth below:

If to Consultant, to:	Denis R. Burger, Ph.D. 1534 S.W. Myrtle Street Portland, Oregon 97207-1248 Fax:

If to the Company, to:	CytoDyn Inc. Nader Pourhassan, Ph.D. 1111 Main Street, Suite 660 Vancouver, Washington 98660

cc.:	Miller Nash LLP 111 S.W. Fifth Avenue, Suite 3400 Portland, Oregon 97204 Attn: Mary Ann Frantz Fax: (503) 224-0155

(b) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous agreements by and between the parties as well as all proposals, oral or written, and all negotiations, conversations, or discussions heretofore had between the parties related to this agreement.

(c) Amendment. This Agreement will not be deemed or construed to be modified, amended, rescinded, canceled, or waived, in whole or in part, except by written amendment signed by the parties hereto.

(d) Severability. In the event that any of the terms of this Agreement are in conflict with any rule of law or statutory provision or are otherwise unenforceable under the laws or regulations of any government or subdivision thereof, such terms will be deemed stricken from this Agreement, but such invalidity or unenforceability will not invalidate any of the other terms of this Agreement and this Agreement will continue in force, unless the invalidity or unenforceability of any such provisions hereof does substantial harm to, or where the invalid or unenforceable provisions comprise an integral part of, or are otherwise inseparable from, the remainder of this Agreement.

(e) Assignment. Consultant may not assign his rights or delegate his duties under this Agreement without the prior written consent of the Company. This Agreement will be binding upon Consultant’s permitted assigns, heirs, and legal representatives, and will inure to the benefit of the Company and its successors and assigns.

(f) Counterparts. This Agreement may be executed in two or more counterparts and each such counterpart will be deemed an original hereof.

(g) Headings. Headings and subheadings in this Agreement are not intended to and do not have any substantive content whatsoever.

(h) Governing Law. This Agreement will be governed in all respects by the laws of the state of Washington.

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IN WITNESS WHEREOF, the parties have set their hands as of the Effective Date.

THE COMPANY CytoDyn Inc.		CONSULTANT

By:	/s/ Anthony Caracciolo	/s/ Denis R. Burger
	Anthony Caracciolo Chairman of the Board	Denis R. Burger, Ph.D.